UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: August 26, 2003

Date of Earliest Event Reported: August 26, 2003

DOLLAR TREE STORES, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-25464

VIRGINIA	54-1387365
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

500 VolvoParkway
Chesapeake, VA 23320
(Address of principal executive offices)

        Registrant’s telephone number, including area code: (757) 321-5000

Item 9. Regulation FD Disclosure.

Today, August 26, 2003, Dollar Tree Stores, Inc. issued a press release reporting its fiscal second quarter earnings results and announcing that it will hold a publicly available telephone conference call to discuss these results. The text and the tables appearing in the press release are included below.

PRESS RELEASE

DOLLAR TREE STORES, INC.
REPORTS RECORD SECOND QUARTER EARNINGS PER SHARE OF $0.25

CHESAPEAKE, Va. – August 26, 2003 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation’s leading operator of single-price point dollar stores, reported second quarter 2003 earnings per share of $0.25, a 19% increase compared to $0.21 in last year’s fiscal second quarter.

“Our outstanding merchandise and focus on brand-name products, along with great store-level execution helped us achieve strong sales and earnings growth for the quarter,” said CEO Macon Brock, Jr. “Sales exceeded our forecast in part because of the growing base of larger-size stores which carry a wider assortment of high-quality merchandise. In addition, improving consumer confidence and economic conditions helped drive additional foot traffic to our stores.”

As previously reported, sales for the fiscal second quarter were $626.0 million, exceeding the Company’s original guidance of $575-590 million. Total sales increased 22.2% quarter-over-quarter, and comparable-store sales rose 5.1%.

On June 29, 2003, Dollar Tree acquired Greenbacks, a Salt Lake City-based dollar-store chain. Greenbacks contributed $12 million in second-quarter sales.

Our integration of Greenbacks is proceeding on-plan,” Brock said, “and we recently began operating these stores on Sundays. We are on-track to achieve our sales plan, and we are excited about the opportunities we see to improve these stores’ margin.”

For the second quarter, gross margin was 35.3% compared to 35.7% in last year’s second quarter, reflecting a greater mix of basic merchandise, consolidation of our synthetic leases, and the inclusion of Greenbacks’ lower-margin sales for the final five weeks of the quarter. Partially offsetting these effects, strong comparable-store sales provided leverage on occupancy and distribution costs.

Selling, general and administrative expenses, as a percentage of sales, were 27.7% in the second quarter of 2003, equal to the same quarter last year. This performance, in-line with previous expectations, was driven primarily by improvements in payroll and related costs, offset by higher depreciation expense, due to investments in stores, infrastructure, and point-of-sale systems.

Effective January 1, 2003, the Company adopted FIN 46 – Consolidation of Variable Interest Entities, which consolidated four distribution centers on the Company’s financial statements. These distribution centers previously were accounted for as operating leases. As a result of adopting FIN 46, this quarter’s results include approximately $2 million of additional pre-tax expense.

Sales for the first half of 2003 totaled $1.24 billion, a 21.5% increase from the first half of 2002. Those results reflect a comparable-store sales increase of 3.9%. First half earnings per share were $0.54, a 17% increase compared to $0.46 in last year’s first half.

For the third quarter, the Company is planning sales to be in the range of $665-$680 million, with the mid-point of that range equating to slightly positive same-store sales. This year’s fiscal third quarter contains 91 days, compared to 92 days in last year’s third period. The Company’s regular, pre-recorded sales update will be available Tuesday, October 7, 2003, by 5:00 p.m. EDT, and will remain on-line through Friday, October 11, 2003. Interested parties can access the Company’s update by dialing (757) 321-5TRE.

Entering the year, the Company’s guidance was for sales and earnings growth of at least 15%. Based on above-plan first-half results and the addition of Greenbacks, the Company is raising its guidance. The Company now expects sales and earnings growth to be at least 19% for fiscal 2003. This guidance is predicated on slightly positive comparable-store sales increases, and accretion from Greenbacks of 2-3 cents per share in the second half of fiscal 2003.

The Company will host a conference call today, August 26, 2003, at 4:45p.m. EDT to discuss its second-quarter results. The telephone number for the call is 610-769-8817, please reference Dollar Tree Stores. A recorded version of the call will be available until midnight Friday, August 29, and may be accessed by dialing 402-998-1125, reference Dollar Tree Stores. A web cast of the call is accessible through Dollar Tree’s website, www.DollarTree.com, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Friday, August 29. Any financial and statistical information related to the call can be accessed through the “About Us / News Releases” section of Dollar Tree’s website.

The Company operated 2,468 stores in 47 states as of August 2, 2003. During the second fiscal quarter of 2003, the Company opened 61 stores, closed 12 stores, added 100 Greenbacks stores, and expanded or relocated 35 stores. The Company’s retail selling square footage totaled approximately 15.7 million at August 2, 2003, a 13% increase from 13.9 million at May 3, 2003 and a 36% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding our expectations for third-quarter total sales and comparable-store sales, full-year sales and earnings growth, second-half comparable-store sales, and earnings accretion from Greenbacks. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 28, 2003, our Quarterly Report on Form 10-Q filed June 10, 2003, and in our Current Report on Form 8-K filed May 20, 2003. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Erica Robb or Adam Bergman, 757/321-5000
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	August 2, 2003	February 1, 2003	July 31, 2002
Cash and cash equivalents	$100,348	$237,302	$137,408
Short-term investments	--	63,525	16,500
Merchandise inventories	513,277	438,439	435,015
Other current assets	36,067	30,116	29,513

Total current assets	649,692	769,382	618,436

Property and equipment, net	540,134	477,947	310,781
Intangibles, net	124,825	41,351	41,753
Other assets, net	16,347	15,559	22,258

Total assets	$1,330,998	$1,304,239	$993,228

Current portion of long-term debt	$25,975	$25,000	$25,000
Accounts payable	108,324	137,668	104,602
Other current liabilities	76,832	80,844	66,634
Income taxes payable	--	23,548	--

Total current liabilities	211,131	267,060	196,236

Long-term debt, excluding current portion	142,422	146,628	6,000
Other liabilities	57,553	44,732	39,752

Total liabilities	411,106	458,420	241,988

Shareholders' equity	919,892	845,819	751,240

Total liabilities and shareholders' equity	$1,330,998	$1,304,239	$993,228

STORE DATA:
Number of stores open at end of period	2,468	2,272	2,114
Total selling square footage (in thousands)	15,657	13,237	11,547

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	Second Quarter ended		Year-to-Date
	August 2, 2003	July 31, 2002	August 2, 2003	July 31, 2002
Net sales	$626,028	$512,444	$1,241,596	$1,022,112
Cost of sales	404,921	329,321	802,701	654,480
Gross profit	221,107	183,123	438,895	367,632
	35.3%	35.7%	35.3%	36.0%
Selling, general & administrative expenses	173,507	141,883	336,804	280,676
	27.7%	27.7%	27.1%	27.5%
Operating income	47,600	41,240	102,091	86,956
	7.6%	8.0%	8.2%	8.5%
Interest expense, net	(1,439)	(269)	(2,687)	(433)
Other income	665	(929)	748	(819)
Earnings before income taxes	46,826	40,042	100,152	85,704
	7.5%	7.8%	8.1%	8.4%
Income tax expense	18,027	15,416	38,558	32,996
Net earnings	28,799	24,626	61,594	52,708
	4.6%	4.8%	5.0%	5.2%
Net earnings per share:
Basic	$0.25	$0.22	$0.54	$0.46
Weighted average number of shares	114,500	113,922	114,379	113,361
Diluted	$0.25	$0.21	$0.54	$0.46
Weighted average number of shares	115,599	115,139	115,065	114,587

DOLLAR TREE STORES, INC.
Condensed Consolidated Statement of Cash Flows
(Dollars in thousands)
(Unaudited)

	Year-to-Date
	August 2, 2003	July 31, 2002
Cash flows from operating activities:
Net income	$61,594	$52,708

Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation and amortization	47,938	34,487
Other non-cash adjustments	14,601	11,734
Changes in working capital	(121,029)	(120,630)

Total adjustments	(58,490)	(74,409)

Net cash provided by (used in) operating activities	3,104	(21,701)

Cash flows from investing activities:
Capital expenditures	(99,170)	(62,191)
Purchase of Greenbacks, Inc., net of cash acquired of $1,248
	(99,560)	--
Purchase of short-term investments	(30,360)	(16,500)
Proceeds from maturities of short-term investments
	93,885	--
Settlement of merger-related contingencies
	--	75
Acquisition of favorable lease rights
	--	(813)
Proceeds from sale of property and equipment
	1	223

Net cash used in investing activities	(135,204)	(79,206)

Cash flows from financing activities:
Repayment of long-term debt and facility fees	(10,838)	(6,025)
Principal payments under capital lease obligations	(3,927)	(1,897)
Proceeds from stock issued pursuant to stock-based
compensation plans	9,911	28,160

Net cash provided by (used in)financing activities	(4,854)	20,238

Net decrease in cash and cash equivalents	(136,954)	(80,669)

Cash and cash equivalents at beginning of year	237,302	218,077

Cash and cash equivalents at end of year	$100,348	$137,408

The information contained in this item is being furnished to the Securities and Exchange Commission. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 12. Results of Operations and Financial Condition.

The information (including disclaimer) presented under Item 9 is incorporated by reference into this Item 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE: August 26, 2003

      DOLLAR TREE STORES, INC.

By: /s/ Frederick C. Coble —————————————— Frederick C. Coble Chief Financial Officer